                             ITEM 24. (B) 10 (b)(ii)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information in the initial Registration Statement on Form N-4 for the Revolution Value Variable Annuity of John Hancock Life Insurance Company (U.S.A.) Separate Account T and to the incorporation by reference therein of our reports (a) dated March 17, 2009 (except as to Note 22 (e) which is as of May 8, 2009), with respect to the amended consolidated financial statements of Manulife Financial Corporation as at December 31, 2008 and 2007 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2008; and (b) dated March 18, 2008 (except as to Note 23 (e) which is as of May 8, 2009), with respect to the amended consolidated financial statements of Manulife Financial Corporation as at December 31, 2007 and 2006 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2007, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Toronto, Canada                         Chartered Accountants
January 4, 2010                         Licensed Public Accountants